Exhibit 99.1

InfuSystem Holdings, Inc.

FOR IMMEDIATE RELEASE Wednesday, April 23, 2014	31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT:	Rob Swadosh
The Dilenschneider Group
212-922-0900

ISS RECOMMENDS VOTE “FOR” ALL INFUSYSTEM HOLDINGS, INC.

ANNUAL MEETING AGENDA ITEMS

MADISON HEIGHTS, MI, April 23, 2014 – InfuSystem Holdings, Inc. (NYSE MKT: INFU), a leading national provider of infusion pumps and related services for the U.S. healthcare industry, today announced that Institutional Shareholder Services (ISS), a leading independent proxy advisory service, has recommended a “FOR” vote on all proposals appearing in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders to be held on May 8, 2014.

Stockholders who have questions in connection with these proposals, or who need assistance in voting their shares, are asked to call the Company’s Proxy Solicitation firm:

Georgeson Inc.

866-482-4931

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for InfuSystem Holdings, Inc.’s (“InfuSystem,” “INFU,” “the Company,” “We”) business and operations that involve a number of risks and uncertainties. The Company’s outlook for 2014 and other forward-looking statements in this release are made as of April 23, 2014, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement — including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, US Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any other litigation to which the Company may be subject from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Additional information about InfuSystem Holdings, Inc., including materials relating to its 2014 Annual Meeting of Stockholders, is available at www.infusystem.com.